Exhibit 99.1

SCIELE PHARMA, INC. REPORTS REVENUES
AND EARNINGS FOR THE SECOND QUARTER 2006

Second Quarter 2006 Financial Results Include:

•                  Revenues were $72.4 million, an increase of 45% over second quarter of 2005

•                  Adjusted diluted EPS, excluding after-tax stock-based compensation expense of $0.04 (a non-GAAP measure),  were $0.31, an increase of 48% over second quarter of 2005

•                  Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure) and stock-based compensation (also a non-GAAP measure) were $23.7 million, an increase of 31% over second quarter of 2005

The Company Increases its Revenue and EPS Guidance for 2006:

•                  Full-year 2006 revenue is expected to increase to $275 million to $285 million

•                  Full-year 2006 adjusted diluted EPS, excluding the after-tax effect of stock-based compensation expense (a non-GAAP measure), are expected to be $1.28-$1.33

Atlanta, GA (July 26, 2006) — Sciele Pharma, Inc. (NASDAQ:SCRX), formerly First Horizon Pharmaceutical Corporation (NASDAQ:FHRX), a specialty pharmaceutical company, today announced increased revenues and earnings for the second quarter and six months ended June 30, 2006.  Net revenues for the second quarter of 2006 increased 45% to $72.4 million from $49.8 million in the second quarter of 2005.  Adjusted diluted earnings per share (EPS), excluding after-tax stock compensation expense of $0.04 for the second quarter of 2006, (a non-GAAP measure), increased 48% to $0.31 over the second quarter of 2005.

Gross margins as a percentage of sales were 85.4% in the second quarter of 2006 compared with 85.2% in the second quarter of 2005.  This increase in gross margin resulted from price increases and a change in the product sales mix.  Selling, general and administrative expenses were $36.5 million, which includes $2.0 million of stock-based compensation expense and $0.7 million in expense related to the convertible debt exchange in the second quarter of 2006, compared with $24.1 million, which included $0.4 million of stock-based compensation expense in the second quarter of 2005.  The increase in selling, general and administrative expenses is primarily due to the sales force expansion and an increase in royalty and commission expenses.  Research and development expenses were $4.0 million for the second quarter of 2006 compared with $0.6 million for the second quarter of 2005.  This increase was primarily related to greater activity in the development program for product lifecycle initiatives.

Patrick Fourteau, President and Chief Executive Officer of Sciele Pharma, stated, “In the second quarter of 2006, our increases in sales and earnings were driven by the strong performance of our cardiovascular/metabolic product portfolio, led by Sular and Triglide.  The Company plans to expand its Women’s Health sales force and launch a new women’s health product in the second half of this year. Also in the second quarter, we made good progress on the development of our new formulation of Sular.  We plan to begin a pivotal trial in the second half of 2006 and file with the FDA in the first half of 2007.  We recently received orphan drug designation from the FDA for glycopyrrolate to treat chronic moderate- to-severe drooling in pediatric patients.  We believe this will be important for the Company’s long-term growth.”

For the six months ended June 30, 2006, net revenues increased 53% to $138.9 million from $90.8 million for the six months ended June 30, 2005.  Adjusted diluted earnings per share, excluding after-tax stock compensation expense of $0.08 for the first six months of 2006 (a non-GAAP measure), increased 43% to $0.57 compared with $0.40 in the same period of 2005.

Gross margins as a percentage of sales were 86% in the first half of 2006 compared with 84% in the first half of 2005. This increase in gross margin resulted from a change in product sales mix from our product acquisitions and product launches in the prior year and price increases implemented in early 2006.  Selling, general and administrative expenses were $71.0 million, which included $3.7 million of stock-based compensation expense and $1.0 million in expense related to the convertible debt  exchange, in the first six months of 2006, compared with $41.8 million, which included $0.4 million of stock-based compensation expense for the same period of 2005.  This increase is primarily a result of the sales force expansion and higher commission and royalty expenses.  Research and development expenses were $6.8 million in the first half of 2006 compared with $0.9 million in the first half of 2005.  This increase was primarily related to greater activity in the development program for product lifecycle management initiatives.

Cardiovascular/Metabolic Products

Net revenues of the Company’s cardiovascular/metabolic products increased 67% to $58.2 million in the second quarter of 2006, compared with $34.8 million in the second quarter of 2005.  The increase was primarily due to the continued growth of Sular and Triglide as well as price increases implemented in early 2006.  Cardiovascular/metabolic products represented 80% of the Company’s total sales in the second quarter of 2006.

Sular achieved strong growth, driven by the sales force realignment and expansion, improved targeting, and success with managed care and federal government contracts. New prescriptions of Sular increased 26% and total prescriptions increased 19% in the second quarter of 2006 compared with the second quarter of 2005, according to IMS Health’s National Prescription Audit Plus™ data.

Continued growth of Triglide is primarily due to the Company’s success with managed care and the sales efforts directed at targeted physicians of the Company’s Primary Care sales force.

The Company’s increased focus on Nitrolingual Pumpspray, with sales representatives calling on cardiologists, has stabilized sales.  The planned sales force expansion in the second half of 2006 is expected to generate additional growth for this product.

Fortamet prescriptions in the second quarter of 2006 were slightly higher compared with the second quarter of 2005, and Altoprev prescriptions continue to be affected by intense competition in the crowded statin market.

Women’s Health Products

Net revenues of the Company’s Women’s Health products, which include Prenate Elite, OptiNate, and Ponstel, increased 13% to $11.4 million in the second quarter of 2006 compared with $10.1 million in the second quarter of 2005.  Women’s Health products represent 16% of the Company’s total sales in the second quarter of 2006.

The Company is increasing its Women’s Health sales force from approximately 75 to 110 sales representatives dedicated to calling on OB/GYNs to sell Prenate Elite, OptiNate, Ponstel and a new Women’s Health product being introduced in the second half of 2006.

Prenate Elite had an 11.9% market share of the prenatal multi-vitamin new prescription market and a 12.5% share of total prescriptions for the second ended June 30, 2006, according to IMS Health’s National Prescription Audit Plus™ data.

OptiNate continues to show steady growth and had a 6.4% share of the essential fatty acid (EFA) prenatal vitamin market for new prescriptions and a 6.0% market share of total prescriptions for the second quarter ended June 30, 2006, according to IMS Health’s National Prescription Audit Plus™ data.

Product Development

In May 2006, the Company entered into an agreement with Skye Pharma to develop the Company’s new Sular formulation utilizing a new patented drug delivery technology, which enables it to be more readily absorbed into the body.  A pivotal trial for this new formulation of Sular is expected to begin in the second half of 2006, and the Company has plans to file a supplemental new drug application (sNDA) with the FDA in the first half of 2007.

The Company plans to introduce two new Women’s Health products, one in the second half of 2006 and one in the first half of 2007.

In June 2006, the Company received orphan drug designation for its glycopyrrolate to treat chronic moderate-to-severe drooling in pediatric patients. This condition often results from cerebral palsy and other neurological disorders.  This reformulation of glycopyrrolate is currently in clinical trials.

Financial Strength

Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure), before stock-based compensation expense (also a non-GAAP measure) of $2.4 million, were $23.7 million in the second quarter of 2006, representing a 31% increase over the second quarter of 2005.  As of June 30, 2006, the Company had approximately $133 million in cash, cash equivalents and marketable securities.

During the second quarter of 2006, the Company repurchased approximately $7.0 million, or 334,100 shares, of its common stock through its share repurchase program.

In May 2006, the Company completed its exchange of 100% of its $150 million principal amount of 1.75% Contingent Convertible Senior Subordinated Notes due 2024, which reduced the number of fully diluted shares outstanding going forward by approximately 6.8 million shares.

Outlook

Sciele Pharma is increasing its full-year 2006 revenue guidance to $275 million to $285 million, representing an approximate 27% to 32% increase over the full-year 2005. In the second half of 2006, the Company expects continued growth from certain products in its Cardiovascular/Metabolic portfolio and increased revenues from its Women’s Health products.  The Company is increasing its full-year 2006 adjusted diluted earnings per share guidance excluding stock-based compensation expense (a non-GAAP measure) to $1.28 to $1.33.  The Company plans to drive future growth by additional investments in product development and in sales and marketing, including a Women’s Health sales force expansion in the second half of 2006.

The guidance for 2006 is based solely on sales of the Company’s existing product portfolio, investments of approximately 5% of net revenues into research and development, and an increase in the sales force to approximately 560 sales representatives.  The 2006 EPS guidance does not include the requirement to recognize stock-based compensation expense in 2006, which is estimated to be $0.15 per diluted share, nor does it contemplate any dilution from the net share settlement feature of its newly exchanged contingent convertible senior subordinated notes.

Conference Call

Sciele Pharma will host a conference call on Wednesday, July 26, 2006, beginning at 4:30 p.m. Eastern Time to discuss the financial results.  Analysts, investors and other interested parties are invited to participate by visiting the Company’s website, www.sciele.com, and entering the Investor Relations page.  You may also dial in to the conference call.  The dial-in numbers are (800) 811-8824 for domestic callers and (913) 981-4903 for international callers.  All callers should use passcode 3569254 to gain access to the conference call.  Please plan to dial-in or log on at least ten minutes prior to the designated start time so management can begin promptly.

About Sciele Pharma, Inc.

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and developing of branded prescription products focused on Cardiovascular/Metabolic and Women’s Health. The Company’s Cardiovascular/ Metabolic products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and type 2 diabetes, and its Women’s Health products are designed to improve the health and well-being of mothers and their babies. Headquartered in Atlanta, Georgia, and founded in 1992, Sciele employs more than 700 people, including approximately 525 sales representatives. The Company’s success is based on placing the needs of patients first, improving health and quality of life and implementing its business platform — an Entrepreneurial Spirit, Innovation, Speed of Execution, Simplicity and Teamwork.  For more information about Sciele Pharma and its products, visit www.sciele.com.

Safe Harbor Statement

This press release contains forward-looking statements (in addition to historical facts) that are subject to risks and uncertainties that could cause actual results to materially differ from those described.  Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct.  Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

We may not attain expected revenues and earnings; if we are unsuccessful in obtaining third party payor contracts for our products, we may experience reductions in sales levels and may fail to reach anticipated sales levels.  If demand for our products exceeds our initial expectations or the ability of our suppliers to provide demand-meeting quantities of product and samples, our future ability to sell these products could be adversely impacted.  The potential growth rate for our promoted products may be limited by slower growth for the class of drugs to which our promoted products belong and unfavorable clinical studies about such class of drugs. We may encounter problems in the manufacture or supply of our products, for which we depend entirely on third parties.

Strong competition exists in the sales of our promoted products, which could adversely affect expected growth of our promoted products’ sales or increase our costs to sell our promoted products.  We may not be able to protect our competitive position for our promoted products from patent infringers.

Altoprev has experienced manufacturing issues; if the issues recur and cannot be resolved, our ability to acquire the product for sale and sampling will be adversely affected.  Sales of our Tanafed and Robinul products have been adversely affected by the introduction of knock-off and generic products, respectively.  An issued FDA notice may cause us to incur increased expenses and adversely affect our revenue from our Tanafed products.

We may incur unexpected costs in integrating new products into our operations. If we have difficulties acquiring new products or rights to market new products from third parties, our financial results could be adversely impacted. We may be unable to develop or market line extensions for our products including Sular, Triglide, Fortamet, and our Prenate Line or, even if developed, obtain patent protection for our line extensions.  Further, introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory.  If these risks occur, our operating results would be adversely affected; our licensor/supplier can terminate our rights to commercialize Nitrolingual and the 60 dose size of this product has not yet met our expectation.

We depend on a small senior management group, the departure of any member of which would likely adversely affect our business.  An adverse interpretation or ruling by one of the taxing jurisdictions in which we operate could adversely impact our operating results.  A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in substantially reduced sales and adversely impact our financial results.  If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them.  Side effects or marketing or manufacturing problems with our products could result in product liability claims which could be costly to defend and could result in the withdrawal or recall of products from the market.

We rely on operational data obtained from IMS, an industry accepted data source.  IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels).  An adverse judgment in the securities class action litigation in which we and certain current and former directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity.

If we fail to obtain, or encounter difficulties in obtaining, regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return.  Our business and products are highly regulated.  The regulatory status of some of our products makes these products subject to increased competition and other risks, and we run the risk that we, or third parties on whom we rely, could violate the governing regulations; if generic competitors that compete with any of our products are introduced, our revenues may be adversely affected.  Some unforeseen difficulties may occur.

The above are some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

The Company’s product names are trademarks, in some cases registered, of the Company.

SCIELE PHARMA, INC.
Condensed Consolidated Statement of Operations
(Unaudited, in thousands, except per share amounts)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
Net revenues	$72,399	$49,816	$138,852	$90,773

Operating costs and expenses:
Cost of revenues	10,546	7,353	19,898	14,522
Selling, general and administrative	36,531	24,075	71,046	41,760
Depreciation and amortization	6,521	5,742	13,035	10,105
Research and development	3,961	621	6,821	886
Total operating costs and expenses	57,559	37,791	110,800	67,273

Operating income	14,840	12,025	28,052	23,500

Other income (expense), net	303	(429)	450	(409)

Income before provision for income taxes	15,143	11,596	28,502	23,091
Provision for income taxes	4,971	3,592	9,203	7,499

Net income	$10,172	$8,004	$19,299	$15,592

Net income per common share:
Basic	$0.29	$0.23	$0.55	$0.44
Diluted	$0.27	$0.20	$0.49	$0.39

Weighted average common shares outstanding:
Basic	35,346	35,029	35,201	35,047
Diluted	38,550	42,415	40,602	42,453

SCIELE PHARMA, INC.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$133,020	$99,800
Accounts receivable, net	44,141	48,353
Inventories	26,708	28,924
Other	34,459	27,311
Total current assets	238,328	204,388

Property and equipment, net	8,011	5,148

Other assets:
Intangibles, net	309,102	315,798
Other	5,301	4,371
Total other assets	314,403	320,169

Total assets	$560,742	$529,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,901	$12,093
Accrued expenses	18,184	18,482
Total current liabilities	33,085	30,575

Long-term liabilities:
Convertible debt	150,000	150,000
Other	13,210	8,994
Total liabilities	196,295	189,569

Stockholders’ equity:
Common stock	36	36
Additional paid-in capital	298,036	292,639
Retained earnings	101,823	82,524
Deferred compensation	(13,079)	(7,489)
Accumulated other comprehensive loss	(3,817)	(4,384)
Treasury stock	(18,552)	(23,190)
Total stockholders’ equity	364,447	340,136
Total liabilities and stockholders’ equity	$560,742	$529,705

SCIELE PHARMA, INC.
Reconciliation of EBITDA (a)
(Unaudited, in thousands)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
Net income, as reported (GAAP)	$10,172	$8,004	$19,299	$15,592
Less: Other income, net	(303)	429	(450)	409
Add: Provision for income taxes	4,971	3,592	9,203	7,499
Add: Stock-based compensation expense	2,382	364	4,415	364
Add: Depreciation and amortization	6,521	5,742	13,035	10,105
Earnings before interest, taxes, depreciation, amortization and stock-based compensation expense	$23,743	$18,131	$45,502	$33,969

(a)    The Company believes that EBITDA, before stock-based compensation expense, is a meaningful non-GAAP financial measure as an earnings-derived indicator that may approximate cash flow.  EBITDA, before stock-based compensation expense, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

Reconciliation of Adjusted Diluted Earnings per Share (b)
(Unaudited)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
Diluted earnings per share reported (GAAP)	$0.27	$0.20	$0.49	$0.39
Add: Stock-based compensation expense, net of tax	0.04	0.01	0.08	0.01
Adjusted diluted earnings per share before stock-based compensation expense	$0.31	$0.21	$0.57	$0.40

(b)     The Company believes that diluted earnings per share before stock-based compensation expense is a meaningful non-GAAP financial measure for providing comparability to 2005 reported diluted earnings per share.  Diluted earnings per share before stock-based compensation expense, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

Reconciliation of Projected Adjusted Diluted Earnings per Share (c)
(Unaudited)

For the Year Ended December 31, 2006

2006 Projected diluted earnings per share, as presented	$1.28-1.33
Less: Stock-based compensation expense	(0.15)
2006 Projected adjusted diluted earnings per share (GAAP)	$1.13-1.18

(c)      The Company believes that projected diluted earnings per share before stock-based compensation expense is a meaningful non-GAAP financial measure for providing comparability to 2005 reported diluted earnings per share.  Diluted earnings per share before stock-based compensation expense, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

Contact:
Joseph T. Schepers, 678-341-1401
ir@sciele.com